Exhibit 21.1

TRISM, INC.

Subsidiaries of TRISM, Inc.

Trism Secured Transportation, Inc.	Delaware
Tri-State Motor Transit Co.	Delaware
Aero Body and Truck Equipment Company, Inc.,	Delaware
Diablo Systems Incorporated d/b/a/ Diablo Transportation, Inc	California
.
Trism Eastern, Inc. d/b/a/ C.I. Whitten Transfer	Delaware

Trism Heavy Haul, Inc.	Delaware
Trism Specialized Carriers, Inc.	Georgia
Trism Special Services, Inc.	Georgia

E.L. Powell & Sons Trucking Co., Inc.	Oklahoma
Trism Transport, Inc.	Delaware
Trism Transport Services, Inc.	Utah
TRISM Logistics, Inc.	New Jersey
Trism Equipment, Inc.	Delaware